UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 24, 2012

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 24, 2012, Infinity Pharmaceuticals, Inc. (“we,” “us” or “our”) entered into an amended and restated development and license agreement with Intellikine LLC, successor to Intellikine, Inc.

In July 2010, we entered into a development and license agreement with Intellikine, Inc., or Intellikine, under which we obtained rights under Intellikine intellectual property to discover, develop and commercialize pharmaceutical products targeting the delta and/or gamma isoforms of phosphoinositide-3-kinase, or PI3K, including IPI-145. In January 2012, Intellikine was acquired by Takeda Pharmaceutical Company Limited, or Takeda, acting through its Millennium business unit. We refer to our PI3K program licensor as Millennium.

Under the original agreement, we obtained worldwide development and commercialization rights to Millennium’s portfolio of inhibitors of the delta and/or gamma isoforms of PI3K for all indications, and we conducted a collaborative research program with Millennium to identify compounds directed to PI3K-delta and/or PI3K-gamma which meet certain selectivity criteria, with such research collaboration under the original agreement set to expire in July 2013. Also under the original agreement, neither we nor Millennium were permitted to research, develop or commercialize products directed PI3K-delta and/or PI3K-gamma which meet certain selectivity criteria, other than the compounds subject to the collaboration, except that Millennium was permitted to research, develop or commercialize such products that it was researching, developing or commercializing on its own or with a third party prior to its acquisition of Intellikine.

Under the terms of the amended agreement, we retained our worldwide development and commercialization rights for products arising from the agreement for all therapeutic indications. We and Millennium will no longer conduct the collaborative research program and the restrictions on each party’s ability to research, develop and commercialize products directed to the delta and/or gamma isoforms of PI3K that meet certain selectivity criteria have terminated, subject, in the case of Millennium, to the exclusive licenses granted to us under the amended agreement.

Additionally, under the amended agreement, Millennium waived the option it had under the original agreement to convert, upon payment of an option fee, its royalty interest in U.S. sales of PI3K products and its right to receive certain milestone payments with respect to such products into the right to share in 50% of profits and losses on U.S. development and commercialization of those PI3K products for which the first Phase 2 clinical trial, as defined in the original agreement, conducted in an oncology indication, and to participate in up to 30% of the detailing effort for these products in the United States. In consideration of such waiver we will make a one-time payment of $15 million (payable in installments). Additionally, we have paid Millennium the $5 million development milestone associated with the August 2012 initiation of our Phase 2a clinical trial of IPI-145 in patients with asthma.

In addition to developing IPI-145, we are seeking to identify additional novel inhibitors of PI3K-delta and/or PI3K-gamma for future development. We are obligated to pay up to $15 million in remaining success-based milestones for the development of two distinct product candidates, and up to $450 million in success-based milestones for the approval and commercialization of two distinct products. As a result of the amendment, such products may include products we license in from a third party. In addition, we are obligated to pay Millennium tiered royalties on worldwide net sales ranging from 7 percent to 11 percent, which are the same royalty levels as those specified under the original agreement, upon successful commercialization of products described in the agreement. Such royalties are payable until the later to occur of the expiration of specified patent rights and the expiration of non-patent regulatory exclusivities in a country, subject to reduction, and limits on the number of products, in certain circumstances.

The amended agreement expires on the later of the expiration of certain patents and the expiration of the royalty payment terms for the products, unless earlier terminated. Either party may terminate the agreement on 75 days’ prior written notice if the other party materially breaches the agreement and fails to cure such breach within the applicable notice period, provided that the notice period is reduced to 30 days where the alleged breach is non-payment. Millennium may also terminate the agreement if we are not diligent in developing or commercializing the licensed products and do not, within three months after notice from Millennium, demonstrate to Millennium’s reasonable satisfaction that we have not failed to be diligent. The foregoing periods are subject to extension in certain circumstances. Additionally, Millennium may terminate the agreement upon 30 days’ prior written notice if we or a related party bring an action challenging the validity of any of the licensed patents, provided that we have not withdrawn such action before the end of the 30-day notice period. We may terminate the agreement at any time upon 180 days’ prior written notice. The agreement also provides for customary reciprocal indemnification obligations of the parties.

The foregoing description of the amended and restated development and license agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which we intend to file with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the period ending December 31, 2012.

Item 8.01.	Other Events.

We issued a press release on December 24, 2012, announcing the execution of the amended and restated development and license agreement with Intellikine LLC. The full text of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are included in this report:

Exhibit No.	Description

99.1	Press Release, dated December 24, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: December 24, 2012	By:	/s/ Lawrence E. Bloch
Lawrence E. Bloch, MD, JD
EVP, Chief Financial Officer and Chief Business Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 24, 2012.